Exhibit 8.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK NY 10019 (212) 839 5300 (212) 839 5599 FAX	| | | | | | | | | | |	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, DC

FOUNDED 1866

_________, 2010

Factor Capital Management, LLC,
    as Managing Owner of
    FactorShares S&P Crude Oil Premium
c/o Factor Capital Management, LLC
1 Penn Plaza
36th Floor
New York, New York 10119

Re:	FactorShares S&P Crude Oil Premium
Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1

Dear Sir or Madam:

     We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), of the Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1, filed with the SEC on or about [__], 2010 (the “Registration Statement”) of FactorShares S&P Crude Oil Premium (the “Fund”), a Delaware statutory trust organized on January 26, 2010.

     We have reviewed such documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we hereby confirm our opinion contained under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus constituting a part of the Registration Statement that the Fund will be classified as a partnership for U.S. federal income tax purposes.

     We also advise you that the tax discussion under the captions “The Risks You Face,” paragraphs (58), (59) and (60), “Summary – U.S. Federal Income Tax Considerations,” and “Material U.S. Federal Income Tax Considerations” in the Prospectus constituting a part of the Registration Statement correctly describes the material aspects of the U.S. federal income tax treatment to a United States individual taxpayer, as of the date hereof, of an investment in the Fund.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Factor Capital Management, LLC
________, 2010

     Our opinion represents our best legal judgment with respect to the proper U.S. federal income tax treatment of the Fund and United States individual taxpayers investing in the Fund, based on the materials reviewed. Our opinion assumes the accuracy of the facts as represented in documents reviewed or as described to us and could be affected if any of the facts as so represented or described are inaccurate.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,